EXHIBIT 99.1

ADJUSTED OIL AND GAS RESERVES ESTIMATES

The table set forth below presents adjusted estimates of oil and gas reserves believed to be attributable to the interests of the Ultra Entities (as defined in this Current Report on Form 8-K) and that are based on and subject to the following assumptions and criteria:

•	Use of forward-looking, futures, strip prices for crude oil, natural gas liquids (“NGLs”), and natural gas as at December 30, 2016, rather than the historical, backwards-looking pricing assumption required to be used by the SEC for disclosing oil and gas reserves that are permitted to be disclosed in SEC filings.

•	Assumption of reasonable certainty by the Company as to its financial ability to execute a five-year future development plan, beginning at January 1, 2017, notwithstanding the current existence of substantial doubt about the Company’s ability to continue as a going concern during its chapter 11 proceedings.

•	Inclusion of undeveloped locations that are scheduled and that the Company expects to drill during the assumed five-year future development plan, beginning at January 1, 2017.

•	Inclusion of undeveloped locations that the Company believes could have been reported as “undeveloped oil and gas reserves” based solely upon and considering only the technical geoscience and engineering data requirements in the SEC definitions for such reserves.

Adjusted PDP Reserves(1)	Crude Oil (in Bbls)	NGLs (in Bbls)	Natural Gas (in Mcf)	Oil + NGLs + Gas (in Bcfe)	Adjusted PV-10(2)
Pennsylvania	-	-	118,639	118,639	$123,646
Utah	5,740	105	7,680	42,750	87,541
Wyoming	17,060	-	2,279,718	2,382,078	2,479,051
Total:	22,800	105	2,406,038	2,543,467	$2,690,238

Total Adjusted Proved Reserves(3)	Crude Oil (in Bbls)	NGLs (in Bbls)	Natural Gas (in Mcf)	Oil + NGLs + Gas (in Bcfe)	Adjusted PV-10(2)
Pennsylvania	-	-	118,639	118,639	$123,646
Utah	12,767	211	15,485	93,350	118,716
Wyoming	41,309	-	5,345,930	5,593,782	3,949,760
Total:	54,075	211	5,480,054	5,805,771	$4,192,122

(1)	Designation of these volumes as “Adjusted PDP Reserves” does not represent and is not intended to represent “developed oil and gas reserves” based on SEC definitions. Instead, these volumes represent the Company’s estimate of hydrocarbons attributable to its interests that can be economically produced from its existing wells based on the assumptions and criteria above rather than SEC rules and definitions.

(2)	As noted above, amounts presented in this table as “Adjusted PV-10” amounts are based on forward-looking, futures, strip commodity prices as at December 30, 2016 rather than SEC pricing assumptions.

(3)	Designation of these volumes as “Total Adjusted Proved Reserves” does not represent and is not intended to represent “proved oil and gas reserves” based on SEC definitions. Instead, these volumes represent the Company’s estimate of hydrocarbons attributable to its interests that can be economically produced from its properties based on the assumption and criteria above rather than SEC rules and definitions.